                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-48030

PROSPECTUS SUPPLEMENT NO. 6
(To Prospectus dated November 24, 2000)

                         [INTERNATIONAL RECTIFIER LOGO]
                      INTERNATIONAL RECTIFIER CORPORATION

          $550,000,000 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                                      AND
     7,438,967 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

    This prospectus supplement relates to the resale by holders of our 4 1/4% Convertible Subordinated Notes Due 2007 and shares of common stock issuable upon the conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated November 24, 2000. Our common stock is listed on The New York Stock Exchange and the Pacific Exchange under the symbol "IRF."

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  PROSPECTUS SUPPLEMENT DATED JANUARY 17, 2001

    The information appearing in the following table supplements or supersedes in part the information in the table under the heading "Selling Holders" in our prospectus and was provided by or on behalf of the selling holders.

                                                                                                                COMMON
                                                                                                                STOCK
                                                                                                             BENEFICIALLY
                                                                                                             OWNED AFTER
                                            PRINCIPAL AMOUNT OF      COMMON STOCK                              OFFERING
                                            NOTES BENEFICIALLY    BENEFICIALLY OWNED    COMMON STOCK    ----------------------
NAME AND ADDRESS                             OWNED AND OFFERED     BEFORE OFFERING       OFFERED(1)      AMOUNT          %
----------------                            -------------------   ------------------   --------------   --------      --------
Allstate Insurance Company ...............     $  2,500,000             39,500(2)           33,813       39,500(2)       *
  3075 Sanders Road, Ste G6B
  Northbrook, IL 60062-7127
  Attn: David V. Goacher

Allstate Life Insurance Company ..........     $    665,000              2,400(3)            8,994        2,400(3)       *
  3075 Sanders Road, Ste G6B
  Northbrook, IL 60062-7127
  Attn: David V. Goacher

Cirdet (IMA) Limited .....................     $  2,500,000                  0              33,813            0          *
  c/o Camden Asset Mgt., LP
  2049 Century Park East,
  Suite 330
  Los Angeles, CA 90067

Deeprock & Co. ...........................     $  1,000,000                  0              13,525            0          *
  c/o Camden Asset Mgt., LP
  2049 Century Park East,
  Suite 330
  Los Angeles, CA 90067

Duckbill & Co. ...........................     $  2,500,000                  0              33,813            0          *
  c/o Camden Asset Mgt., LP
  2049 Century Park East,
  Suite 330
  Los Angeles, CA 90067

NMS Services (Cayman) Inc. ...............     $  5,000,000                  0              67,627            0          *
  c/o Banc of America Securities LLC
  9 West 57th Street, 29th Floor
  New York, NY 10019

Peoples Benefit Life Insurance ...........     $  3,000,000                  0              40,576            0          *
  Company Teamsters
  c/o Camden Asset Mgt., LP
  2049 Century Park East,
  Suite 330
  Los Angeles, CA 90067

Retail Clerks Pension Trust ..............     $  2,500,000                  0              33,813            0          *
  c/o Camden Asset Mgt., LP
  2049 Century Park East,
  Suite 330
  Los Angeles, CA 90067

St. Albans Partners Ltd. .................     $  2,500,000                  0              33,813            0          *
  c/o Camden Asset Mgt., LP
  2049 Century Park East,
  Suite 330
  Los Angeles, CA 90067

Any other holder of notes or future
  transferee, pledgee, donee or successor
  of any holder (4)(5)....................     $ 10,362,000                  0             140,150            0          *

TOTAL.....................................     $550,000,000             39,800           7,438,967       39,800          *

------------------------------

*   Less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion price of $73.935 per share of common stock and resale of all shares of common stock offered hereby.

(2) Includes shares held by certain subsidiaries of, and employee benefit plans maintained by, Allstate Insurance Company ("AIC"). AIC and its parent corporation, The Allstate Corporation, disclaim any interest in securities held by such plans.

(3) Allstate Life Insurance Company ("ALIC") is a subsidiary of AIC, and the 2,400 shares of common stock held by ALIC are included in the number of shares of common stock beneficially owned by AIC.

(4) Information about other selling security holders will be set forth in prospectus supplements, if required.

(5) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

    Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements or amendments to the prospectus if necessary. In addition, the per share conversion price, and therefore the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment. As a result, the aggregate principal amount of the notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

                                      S-3